LightPath Technologies, Inc.


                                                                      Exhibit 11
                                                                      ----------

                        Computation of Net Loss Per Share


                                                        For the Three Months
                                                         Ended September 30
                                                    ----------------------------
                                                       1997            1996
                                                    -----------     -----------
Net loss                                            $  (912,599)    $  (757,129)
Preferred stock 8% premium                              (32,099)           --
Imputed dividend on Series A Preferred Stock           (238,650)           --
                                                    -----------     -----------
Net loss applicable to common shareholders          $(1,183,348)    $  (727,129)

                                                    -----------     -----------
Weighted average common shares outstanding            2,796,866       2,735,287
                                                    ===========     ===========
Net loss per common share                           $      (.42)    $      (.28)
                                                    ===========     ===========
                                       13